Exhibit 99.1

Molecular Templates Announces Executive Leadership Changes

•	Dr. Gabriela Gruia to assume the role of interim Chief Medical Officer

•	Jason Kim to assume the role of President and Chief Financial Officer

•	Kristen Quigley to assume the role of Chief Operating Officer

•	Dr. Grace Kim to assume the role of Chief Strategy Officer and Head of IR

AUSTIN, Texas, August 2, 2023 (GLOBE NEWSWIRE) — Molecular Templates, Inc. (Nasdaq: MTEM, “Molecular Templates,” or “MTEM”), a clinical-stage biopharmaceutical company developing novel therapeutics for oncology with potent differentiated mechanisms of action, today announced executive management changes to implement its next phase of development. Dr. Gabriela Gruia will assume the role of interim Chief Medical Officer to succeed Dr. Roger Waltzman, Jason Kim will assume the role of President and Chief Financial Officer, Kristen Quigley will assume the role of Chief Operating Officer, and Dr. Grace Kim will assume the role of Chief Strategy Officer and Head of Investor Relations. These appointments were made to better enable Molecular Templates to execute on its clinical and corporate objectives.

Dr. Gabriela Gruia joined Molecular Templates in 2022 as a Board Director for MTEM. She has over 25 years of experience in oncology drug development. Dr. Gruia previously served as Chief Development Officer at Ichnos Sciences. Prior to Ichnos Sciences, Dr. Gruia was Senior Vice President and Global Head of Regulatory Affairs for Novartis Oncology. Prior to that, she held oncology clinical research and development roles at Pfizer/Pharmacia, Aventis/Rhone Poulenc Rorer. Dr. Gruia earned a doctorate in medicine from Bucharest Medical School in Romania. She completed training in oncology and hematology at Rene Descartes University in Paris, France and a Masters in Breast Pathology and Mammography from the Rene Huguenin/Curie Institute Cancer Center in Paris, France. The Company has initiated a search for a permanent Chief Medical Officer. Dr. Gruia will remain a Board Director for MTEM.

Jason Kim joined Molecular Templates in 2010 and serves as President and previous Chief Operating Officer. He also served as Molecular Templates’ President and Chief Financial Officer from February 2010 to August 2017. Previously, Mr. Kim led corporate development and strategic planning initiatives at OSI Pharmaceuticals and ImClone Systems. He served as an investment professional at Domain Associates and Safeguard Scientifics where he focused on venture and public investments in biotechnology. Mr. Kim holds a Master of Business Administration from The Wharton School and a Bachelor of Arts in Neuroscience from Wesleyan University.

Kristen Quigley joined Molecular Templates in 2017 and previously served as Senior Vice President of Clinical Operations. She has 27 years of clinical research experience, including 24 years in phase I-IV clinical trial and project management, and over 6 years in executive roles. Kristen served in Vice President/ Senior Vice President of Clinical Operations roles at two biotech companies prior to joining Molecular Templates, she co-directed the Nordic region for a large global CRO, and she has successfully governed clinical development portfolios worth as much as $147M. Ms. Quigley holds a Bachelor of Arts in Psychology from Washington University in St. Louis.

Dr. Grace Kim joined Molecular Templates in 2022 with 20 years of experience driving investor strategy, corporate strategy, and business development. Previously, she led two biopharma advisories in Senior Vice President and Founder roles and served on matrixed leadership teams. Companies she worked with include BeiGene, BioMarin, Cullinan Oncology, Celularity, Aimmune (Nestlé), and others. Dr. Kim earned a doctorate in pharmacology from the University of Florida with post-doc immunology training and graduate studies at the University of Chicago. She is published in Nature Clinical Oncology and holds an adjunct faculty position at Columbia University.

“We thank Roger for all his hard work in advancing our compounds in the clinic. We are now at an exciting inflection point at MTEM. We have seen evidence of monotherapy activity during dose escalation with our ETBs and now look to define the rate of activity in dose expansion studies with these agents over the next 12 months. These management changes will help enable us to execute efficiently in the clinic and in our corporate goals”, said Eric Poma, PhD., Chief Executive and Chief Scientific Officer of Molecular Templates.

About Molecular Templates

Molecular Templates is a clinical-stage biopharmaceutical company focused on the discovery and development of targeted biologic therapeutics. Our proprietary drug platform technology, known as engineered toxin bodies, or ETBs, leverages the resident biology of a genetically engineered form of Shiga-like Toxin A subunit to create novel therapies with potent and differentiated mechanisms of action for cancer.

Forward-Looking Statements

This press release contains forward-looking statements for purposes of the Private Securities Litigation Reform Act of 1995 (the “Act”). Molecular Templates disclaims any intent or obligation to update these forward-looking statements and claims the protection of the Act’s Safe Harbor for forward-looking statements. All statements, other than statements of historical facts, included in this press release, including, but not limited to those regarding strategy, inflection points, future operations, the Company’s ability to execute on its objectives, prospects, plans, future execution of corporate goals, and the skills and experiences of the newly appointed officers of Molecular Templates and expectations with respect to their future contributions to the Company and statements, evaluations and judgements regarding future clinical development of the Company’s product candidates, including any implication that results or observations in earlier clinical trials will be representative of results or observations in later clinical trials and the expected timing of such results. In addition, when or if used in this press release, the words “may,” “could,” “should,” “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan,” “predict” and similar expressions and their variants, as they relate to Molecular Templates may identify forward-looking statements. Forward-looking statements are not guarantees of future performance and involve risks and uncertainties. Actual events or results may differ materially from those discussed in the forward-looking statements as a result of various factors including, but not limited to the following: the continued availability of financing on commercially reasonable terms, whether Molecular Templates’ cash resources will be sufficient to fund its continuing operations; the results of MTEM’s ongoing clinical studies and its collaboration activities with BMS, the ability to effectively operate MTEM and retain key employees post-MTEM’s previously announced restructuring, the ability of MTEM to maintain the continued listing of its common stock on Nasdaq, and those risks identified under the heading “Risk Factors” in Molecular Templates’ filings with the Securities and Exchange Commission, including its Quarterly Report on Form 10-Q for the quarter ended March 31, 2023 and any subsequent reports filed with the Securities and Exchange Commission. Any forward-looking statements contained in this press release speak only as of the date hereof, and Molecular Templates specifically disclaims any obligation to update any forward-looking statement, whether because of new information, future events or otherwise.

Contacts:

Grace Kim

grace.kim@mtem.com